EXHIBIT 99.3

Date:	March 19, 2008

To:	All Greater Community Bank Employees

From:	Anthony M. Bruno, Jr.
Chairman, President and CEO
Greater Community Bank
Employee Communication
     We are announcing today that Greater Community Bancorp (GCB) has agreed to enter into a merger with Valley National Bancorp (Valley) and to terminate its Merger Agreement with Oritani Financial Corp. (Oritani). Although the Oritani transaction was an attractive one, we believe that the combination of GCB and Valley is in the best interests of GCB and its shareholders and customers and presents opportunities for both GCB and Valley as well as for GCB employees.
     By combining with Valley, we will be joining forces with a commercial bank with 176 branch locations and over $12 billion in assets. Valley’s products and management style mirror our own, and by merging with Valley, we will be able to offer improved and expanded services to our customers and greater opportunities for our employees.
     You will be hearing much more in the weeks and months to follow, both from your supervisor and from me. While many of the details of the transaction have not been finalized, we believe that merging with Valley is in the best interests of our customers, shareholders and GCB employees.
     There are a number of reasons behind the decision to merge with Valley. We have a duty to our shareholders to examine a serious prospective buyer’s offer. With Oritani’s knowledge, Valley recently approached us and made an unsolicited offer to acquire GCB. In our examination of the Valley offer, we determined that a merger between Valley and GCB would be in the best interests of GCB and its shareholders. Furthermore, by merging with Valley, we will become part of an organization that shares GCB’s commitment to customer service and to the community it serves, as well as one having far greater resources than GCB would if it remained independent.

     Valley, as you may already know, is significantly larger than GCB, is one of the largest commercial banks in New Jersey with 176 branches and over twelve billion dollars in assets and is traded on the New York Stock Exchange. When Valley and GCB merge, the combined commercial bank will be able to provide customers with access to a substantially greater number of branches and more services than GCB can presently offer as an independent institution. This merger provides our employees with the opportunity to become a part of a sophisticated financial institution with the capital and resources to create and provide innovative products and services that remains focused on its community roots—a true rendition of a super-community bank.
     We expect Valley’s acquisition of GCB to close in late summer of 2008. That means that in the coming months we will be working hard to integrate the companies into a successful financial institution able to provide an even higher level of service to our customers than GCB already does. Your help in the process will be needed throughout, and we appreciate your efforts to date. For the time being and until the merger occurs, Anthony M. Bruno, Jr. and the same senior management team will continue to lead GCB. Once GCB has merged with Valley, Gerald H. Lipkin, the present CEO of Valley, will serve as the CEO of the merged companies.
     In the meantime, business at GCB will continue largely as normal. It is important that customers be assured that both before and after the merger, their accounts will be maintained with the same dedication and care as those accounts always have been, and that customers should not experience any difference in the level of service provided to them.
     We will also be forming a team made up of representatives from both Valley and GCB to look at how we can effectively integrate the best features of both Valley and GCB. This team will work to create a combined commercial bank that is greater than the sum of its parts. You can expect to receive regular communications from the integration team as its work progresses. If you receive any questions about the merger from reporters, please refer those calls to either Jeannette Chardavoyne or Anthony Bruno.
     Please be assured that we will continue to update you as more details about the transaction become available. We are truly excited about what this merger means for GCB, our shareholders and our valued employees.

Additional Information and Where to Find It
Valley National Bancorp, parent company of Valley National Bank, and Greater Community Bancorp, parent company of Greater Community Bank, will file a registration statement, a proxy statement/prospectus and other relevant documents concerning the proposed Merger with the Securities and Exchange Commission (the “SEC”). SHAREHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Valley National Bancorp and Greater Community Bancorp, at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus to be filed by Valley National Bancorp also can be obtained, when available and without charge, by directing a request to Valley National Bancorp, Attention: Dianne M. Grenz, 1455 Valley Road, Wayne, New Jersey 07470, telephone (973) 305-3380, or to Greater Community Bancorp, Attention: Anthony M. Bruno, Jr., 55 Union Boulevard, Totowa, New Jersey 07512, (973) 942-1111.
Participants in Solicitation
Greater Community Bancorp, Valley National Bancorp and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Greater Community Bancorp and Valley National Bancorp in connection with the Merger. Information about the directors and executive officers of Greater Community Bancorp and their ownership of Greater Community
Bancorp common stock is set forth in Greater Community Bancorp’s most recent Form 10-K as filed with the SEC, which is available at the SEC’s Internet site (http://www.sec.gov) and upon request from Greater Community Bancorp at the address in the preceding paragraph. Information about the directors and executive officers of Valley National Bancorp is set forth in Valley National Bancorp’s most recent proxy statement filed with the SEC on Schedule 14A, which is available at the SEC’s Internet site and upon request from Valley National Bancorp at the address set forth in the preceding paragraph. Additional information regarding the interests of these participants may be obtained by reading the proxy statement/prospectus regarding the proposed Merger when it becomes available.